SCHEDULE 14A

Consent Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

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SandRidge Energy, Inc.

(Name of Registrant as Specified In Its Charter)

TPG-Axon Management LP

TPG-Axon Partners GP, L.P.

TPG-Axon GP, LLC

TPG-Axon Partners, LP

TPG-Axon International, L.P.

TPG-Axon International GP, LLC

Dinakar Singh LLC

Dinakar Singh

Stephen C. Beasley

Edward W. Moneypenny

Fredric G. Reynolds

Peter H. Rothschild

Alan J. Weber

Dan A. Westbrook

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

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On February 8, 2013, the following e-mail was sent to several media sources on behalf of TPG-Axon Management LP and its affiliates in response to inquiries regarding the Current Report on Form 8-K filed by SandRidge Energy, Inc. on February 8, 2013:

[Salutation],

Below please find a response statement from TPG-Axon regarding the 8-K filed by SandRidge Energy, Inc. this morning.

“As the analysis in our February 7, 2013 presentation indicates, we have never believed bondholders would look to tender. We are shocked that the Board of Directors would need a financial adviser to point this out - yet another poor use of shareholder money - and more to the point, that the directors would, in the first place, use the threat of defaulting bonds as what we believe to be a scare tactic in an attempt to protect their positions.  We believe that it’s simply not enough to recognize the reality in an 8-K.  As we have said all along, it’s time for real change at SandRidge to get the company on the right track and focused on delivering value to its shareholders.”

Regards,

[Name]